Exhibit 99.1

Universal Logistics Holdings, Inc. Reports Consolidated Third Quarter 2018 Financial Results

-	Third Quarter 2018 Operating Revenues: $374.3 million, highest quarterly revenue in our history
-	Third Quarter 2018 Operating Income: $22.5 million, most third quarter operating income ever
-	Third Quarter 2018 EPS: $0.53, best third quarter earnings per share ever reported

Warren, MI – October 25, 2018 — Universal Logistics Holdings, Inc. (NASDAQ: ULH), a leading asset-light provider of customized transportation and logistics solutions, today reported consolidated third quarter 2018 net income of $15.1 million, or $0.53 per basic and diluted share.  Universal also reported third quarter 2018 total operating revenues of $374.3 million, the highest quarterly revenue ever reported.  These results compare to a net loss of $3.3 million, or $(0.12) per basic and diluted share, during third quarter 2017 on total operating revenues of $313.0 million. Included in the reported loss in 2017 was $17.4 million of pre-tax charges, or approximately $0.38 per share, for pending litigation.

Operating revenues from truckload services decreased $2.6 million to $80.2 million, compared to $82.8 million for the same period last year. Included in truckload revenues for the recently completed quarter were $8.7 million in separately identified fuel surcharges compared to $7.1 million during the same period last year.  The decrease in truckload services reflects a 7.4% decrease in the number of loads hauled.  During the quarter ended September 29, 2018, Universal moved 73,117 loads compared to 78,965 during the same period last year.  Truckload service revenues in the third quarter of 2017 also included $4.7 million of revenue from FEMA loads.  The decreases in truckload services were partially offset by a 9.6% increase in average operating revenue per load, excluding fuel surcharges.

Revenues for the third quarter 2018 from brokerage services increased $25.5 million, or 34.8%, to $98.8 million compared to $73.3 million one year earlier. The growth in brokerage revenues is due to increases in the average operating revenue per load and in the number of loads hauled.  Universal’s average operating revenue per load increased 18.0% to $1,643 per load, up from $1,392 per load one year earlier. The number of brokerage loads hauled in the third quarter 2018 increased 19.0% to 58,147 compared to 48,870 during the same period last year.

Intermodal services revenues increased $26.6 million, or 68.0%, to $65.7 million in the third quarter 2018, up from $39.1 million during the same period last year.  Intermodal revenues for the recently completed quarter included $18.8 million of revenues attributable to Fore Transportation and Southern Counties Express, each of which Universal acquired in 2018.  Included in third quarter 2018 intermodal revenues were $8.4 million in separately identified fuel surcharges, compared to $3.9 million during the same period last year.  Intermodal services growth included increases both in the average operating revenue per load, excluding fuel surcharges, and in the number of loads hauled.  During the quarter ended September 29, 2018, Universal moved 119,410 intermodal loads, compared to 87,342 loads during the same period last year, an increase of 36.7%, while also increasing its average operating revenue per load, excluding fuel surcharges, by 22.0%.

Third quarter 2018 operating revenues from dedicated services increased 39.8% to $30.9 million compared to $22.1 million one year earlier. Dedicated services revenues included $4.4 million in separately identified fuel surcharges in the third quarter 2018 compared to $2.9 million during the same period last year.  Increases in dedicated services revenues are also attributable to increases in the number of loads hauled and in the average operating revenue per mile, excluding fuel surcharges.  During the quarter ended September 29, 2018, Universal moved 55,563 dedicated services loads, compared to 44,069 loads one year earlier, and the average rate per mile, excluding fuel surcharges increased 5.6%.  Universal’s average dedicated operating revenue per load, excluding fuel surcharges, decreased 3.5%, primarily driven by a decrease in the average length of haul.

Revenues from value-added services increased $2.9 million to $98.6 million in the quarter ended September 29, 2018.  This compares to $95.7 million from value-added services one year earlier.  Operations supporting heavy-truck production continued to drive overall growth in value-added services, growing $4.6 million, or 20.6% on a year-over-year basis.  Overall, revenues from value-added services grew by 3.1% compared to the same period last year.

Consolidated income from operations increased $26.0 million to $22.5 million compared to an operating loss of $3.5 million one year earlier. The operating loss in 2017 included $17.4 million in accruals made for pending litigation, which were attributed to Universal’s transportation segment. Universal’s transportation and logistics segments both outperformed the same period last year. Excluding the $17.4 million of pre-tax charges accruals for pending litigation in 2017, income from operations in the transportation segment, which is primarily comprised of truckload, brokerage and intermodal services operations, increased 22.3% to $11.9 million in the quarter ended September 29, 2018.  In the logistics segment, which includes value-added and dedicated services, operating income increased $5.8 million to $10.5 million in the third quarter 2018 compared to $4.7 million one year earlier.

The effective tax rate for the third quarter 2018 was 24.6%, and reflected the estimated impact of the Tax Cuts and Jobs Act.  This compares to an effective tax rate of 37.3% during the same period last year.  Included in other non-operating income were $1.0 million of gains from life insurance policies in the third quarter 2018.

During the third quarter of 2018, EBITDA, a non-GAAP measure, increased $29.3 million to $38.3 million, compared to $9.0 million in the same period last year.  As a percentage of total operating revenues, operating income and EBITDA margins for the third quarter 2018 were 6.0% and 10.2%, respectively.  These profitability metrics compare to (1.1%) and 2.9%, respectively, in third quarter 2017.

“We have so much to be excited about at Universal,” stated Jeff Rogers, Universal’s Chief Executive Officer.  “We had another quarter of record breaking revenues, the highest ever, and the third quarter of 2018 was also our best third quarter earnings ever reported.  On the acquisition front, our deal team is working extremely hard at identifying and executing our M&A strategy, and the pipeline is very robust.  I want to give a special thanks to the folks working so hard out at our new southern California terminal, Southern Counties Express, and to recognize Specialized Rail Service, which we welcomed to the Universal family in mid-October.  We have great momentum, an excellent transportation environment, and we have no intention of taking our foot off the gas.  We expect to continue to deliver excellent customer service, execute on our long-term strategy and deliver solid results. We are Team Universal.”

Universal calculates and reports selected financial metrics for purposes of our lending arrangements and in an effort to isolate and exclude the impact of non-operating expenses related to our corporate development activities.  These statistics are described in more detail below in the section captioned “Non-GAAP Financial Measures.”

As of September 29, 2018, Universal held cash and cash equivalents totaling $2.5 million and $10.4 million in marketable securities.  Outstanding debt at the end of the third quarter 2018 was $330.4 million and capital expenditures during the quarter totaled $22.6 million.

Universal Logistics Holdings, Inc. also announced today that its Board of Directors has declared a quarterly cash dividend of $0.105 per share of common stock.  The dividend is payable to shareholders of record at the close of business on November 5, 2018 and will be paid on November 15, 2018.

Conference call:

We invite investors and analysts to our quarterly earnings conference call.

Quarterly Earnings Conference Call Dial-in Details:

Time:  10:00 AM Eastern Time

Date:  Friday, October 26, 2018

Call Toll Free:  (866) 622-0924

International Dial-in:  +1 (660) 422-4956

Conference ID:  5299735

A replay of the conference call will be available beginning two hours after the call through November 30, 2018, by calling (855) 859-2056 (toll free) or +1 (404) 537-3406 (toll) and using conference ID 5299735. The call will also be available on investors.universallogistics.com.

Source: Universal Logistics Holdings, Inc.

For Further Information:

Steven Fitzpatrick, Investor Relations

SFitzpatrick@UniversalLogistics.com

About Universal:

Universal Logistics Holdings, Inc. is a leading asset-light provider of customized transportation and logistics solutions throughout the United States, and in Mexico, Canada and Colombia.  We provide our customers with supply chain solutions that can be scaled to meet their changing demands and volumes.  We offer our customers a broad array of services across their entire supply chain, including truckload, brokerage, intermodal, dedicated, and value-added services.

Forward Looking Statements

Some of the statements contained in this press release might be considered forward-looking statements. These statements identify prospective information. Forward-looking statements can be identified by words such as: “expect,” “anticipate,” “intend,” “plan,” “goal,” “seek,” “believe,” “project,” “estimate,” “future,” “likely,” “may,” “should” and similar references to future periods. Forward-looking statements are based on information available at the time and/or management’s good faith belief with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in the statements. These forward-looking statements are subject to a number of factors that may cause actual results to differ materially from the expectations described. Additional information about the factors that may adversely affect these forward-looking statements is contained in the Company’s reports and filings with the Securities and Exchange Commission. The Company assumes no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information except to the extent required by applicable securities laws.

UNIVERSAL LOGISTICS HOLDINGS, INC.

Unaudited Condensed Consolidated Statements of Income

(In thousands, except per share data)

	Thirteen Weeks Ended		Thirty-nine Weeks Ended
	September 29,	September 30,	September 29,	September 30,
	2018	2017	2018	2017
Operating revenues:
Truckload services	$80,204	$82,812	$240,053	$231,046
Brokerage services	98,801	73,285	269,446	195,988
Intermodal services	65,710	39,057	167,190	113,713
Dedicated services	30,941	22,135	87,725	71,406
Value-added services	98,636	95,712	310,916	290,489
Total operating revenues	374,292	313,001	1,075,330	902,642

Operating expenses:
Purchased transportation and equipment rent	186,239	153,277	526,502	427,104
Direct personnel and related benefits	87,189	77,570	260,548	234,352
Operating supplies and expenses	32,119	28,306	90,547	88,757
Commission expense	9,653	8,503	28,298	24,284
Occupancy expense	7,410	7,504	22,574	23,001
General and administrative	7,750	8,968	23,354	23,421
Insurance and claims	7,419	20,562	18,173	35,958
Depreciation and amortization	13,983	11,795	39,448	33,663
Total operating expenses	351,762	316,485	1,009,444	890,540
Income from operations	22,530	(3,484)	65,886	12,102
Interest expense, net	(4,303)	(2,508)	(9,810)	(7,225)
Other non-operating income	1,746	721	1,688	1,253
Income before income taxes	19,973	(5,271)	57,764	6,130
Income tax expense	4,918	(1,966)	14,606	2,378
Net income	$15,055	$(3,305)	$43,158	$3,752

Earnings per common share:
Basic	$0.53	$(0.12)	$1.52	$0.13
Diluted	$0.53	$(0.12)	$1.52	$0.13

Weighted average number of common shares outstanding:
Basic	28,382	28,441	28,388	28,440
Diluted	28,392	28,444	28,396	28,440

Dividends declared per common share:	$0.105	$0.070	$0.315	$0.210

UNIVERSAL LOGISTICS HOLDINGS, INC.

Unaudited Condensed Consolidated Balance Sheets

(In thousands)

	September 29, 2018	December 31, 2017
Assets
Cash and cash equivalents	$2,545	$1,672
Marketable securities	10,433	15,144
Accounts receivable - net	224,619	171,036
Other current assets	46,708	40,814
Total current assets	284,305	228,666
Property and equipment - net	298,633	267,195
Other long-term assets - net	195,929	114,731
Total assets	$778,867	$610,592

Liabilities and shareholders' equity
Current liabilities, excluding current maturities of debt	$195,241	$158,200
Debt - net	329,261	247,978
Other long-term liabilities	49,644	35,649
Total liabilities	574,146	441,827
Total shareholders' equity	204,721	168,765
Total liabilities and shareholders' equity	$778,867	$610,592

UNIVERSAL LOGISTICS HOLDINGS, INC.

Unaudited Summary of Operating Data

	Thirteen Weeks Ended		Thirty-nine Weeks Ended
	September 29,	September 30,	September 29,	September 30,
	2018	2017	2018	2017
Truckload Services:
Number of loads	73,117	78,965	220,961	239,220
Average operating revenue per load, excluding fuel surcharges	$984	$898	$963	$858
Average operating revenue per mile, excluding fuel surcharges	$3.03	$2.54	$2.85	$2.46
Average length of haul	325	354	339	349
Average number of tractors	1,772	1,965	1,813	1,951

Brokerage Services:
Number of loads (a)	58,147	48,870	157,246	139,996
Average operating revenue per load (a)	$1,643	$1,392	$1,650	$1,315
Average length of haul (a)	613	527	588	556

Intermodal Services:
Number of loads	119,410	87,342	311,907	258,847
Average operating revenue per load, excluding fuel surcharges	$490	$402	$474	$392
Average number of tractors	1,185	929	1,059	910
Number of depots	14	12	14	12

Dedicated Services:
Number of loads	55,563	44,069	177,784	148,375
Average operating revenue per load, excluding fuel surcharges	$393	$407	$375	$396
Average operating revenue per mile, excluding fuel surcharges	$2.07	$1.96	$2.00	$1.96
Average length of haul	189	208	187	202
Average number of tractors	696	813	729	785

(a)

Excludes operating data from Universal Logistics Solutions International, Inc., in order to improve the relevance of the statistical data related to our brokerage services and improve the comparability to our peer companies.

UNIVERSAL LOGISTICS HOLDINGS, INC.

Unaudited Summary of Operating Data - Continued

	Thirteen Weeks Ended		Thirty-nine Weeks Ended
	September 29,	September 30,	September 29,	September 30,
	2018	2017	2018	2017
Value-added Services
Average number of direct employees	3,664	3,944	3,869	4,217
Average number of full-time equivalents	1,413	1,970	1,385	1,767
Number of active programs	49	51	49	51

Operating Revenues by Segment:
Transportation	$248,529	$199,013	$688,794	$552,442
Logistics	125,385	113,667	385,431	349,252
Other	378	321	1,105	948
Total	$374,292	$313,001	$1,075,330	$902,642

Income from Operations by Segment:
Transportation	$11,885	$(7,641)	$32,273	$7,208
Logistics	10,503	4,692	32,950	6,359
Other	142	(535)	663	(1,465)
Total	$22,530	$(3,484)	$65,886	$12,102

Non-GAAP Financial Measures

In addition to providing consolidated financial statements based on generally accepted accounting principles in the United States of America (GAAP), we are providing additional financial measures that are not required by or prepared in accordance with GAAP (non-GAAP). We present EBITDA, a non-GAAP measure, as supplemental measures of our performance. We define EBITDA as net income plus (i) interest expense, net, (ii) income taxes and (iii) depreciation and amortization, or EBITDA. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis.

In accordance with the requirements of Regulation G issued by the Securities and Exchange Commission, we are presenting the most directly comparable GAAP financial measure and reconciling the non-GAAP financial measure to the comparable GAAP measure. Set forth below is a reconciliation of net income, the most comparable GAAP measure, to EBITDA for each of the periods indicated:

	Thirteen Weeks Ended		Thirty-nine Weeks Ended
	September 29,	September 30,	September 29,	September 30,
	2018	2017	2018	2017
	( in thousands)		( in thousands)
EBITDA
Net income	$15,055	$(3,305)	$43,158	$3,752
Income tax expense	4,918	(1,966)	14,606	2,378
Interest expense, net	4,303	2,508	9,810	7,225
Depreciation and amortization	13,983	11,795	39,448	33,663
EBITDA	$38,259	$9,032	$107,022	$47,018

EBITDA margin (a)	10.2%	2.9%	10.0%	5.2%

(a)	EBITDA margin is computed by dividing EBITDA by total operating revenues for each of the periods indicated.

We present EBITDA because we believe it assists investors and analysts in comparing our performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance.

EBITDA has limitations as an analytical tool. Some of these limitations are:

•	EBITDA does not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;
•	EBITDA does not reflect changes in, or cash requirements for, our working capital needs;
•	EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debts;
•

Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements; and

•	Other companies in our industry may calculate EBITDA differently than we do, limiting its usefulness as a comparative measure.

Because of these limitations, EBITDA should not be considered in isolation or as a substitute for performance measures calculated in accordance with GAAP. We compensate for these limitations by relying primarily on our GAAP results and EBITDA only supplementally.